EXHIBIT 99.1

For Immediate Release: November 16, 2015

Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Reports
Third Quarter 2015 Results

EL SEGUNDO, Calif. (November 16, 2015) - Griffin Capital Essential Asset REIT, Inc. (the “Essential Asset REIT”) announced its operating results for the quarter ended September 30, 2015.

As of the end of the quarter, the Essential Asset REIT’s portfolio consisted of 72(1) assets encompassing approximately 17.3(1) million square feet of space in 20 states with a total acquisition value of approximately $3.0 billion(1). Details of our earnings can be found below.
Highlights and Accomplishments in the Third Quarter of 2015 and Results as of September 30, 2015

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On July 21, 2015, we acquired a five-building office campus located in Glendale, California, leased to DreamWorks Animation SKG, Inc. on an absolute triple-net basis, at a purchase price of $215.0 million.

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On July 20, 2015, we entered into a $1.14 billion senior unsecured credit facility, which may be increased up to $2.0 billion. At closing, our existing $800.0 million unsecured credit facility was retired in full.

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On August 7, 2015, we sold the Will Partners property located in Monee, Illinois, which was contributed in June 2010 and had a net carrying value of approximately $17.1 million on the closing date. The contract selling price for the property was $22.0 million, excluding closing costs of approximately $0.8 million. We recognized a gain of approximately $4.1 million, net of closing costs and other closing credits given to the buyer. In addition, we will continue to receive quarterly cash payments through October 1, 2019, as a result of our financing a termination fee with the former tenant effective January 2014. As of September 30, 2015, such termination fee receivable had a balance of approximately $5.1 million.

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On August 15, 2015, our joint venture development project with WRRH Patterson, LLC, consisting of approximately 1.5 million square feet, was considered substantially complete. The property is a warehouse and distribution facility leased to Restoration Hardware, Inc. and Restoration Hardware Holdings, Inc. as co-tenants (collectively, “Restoration Hardware”) pursuant to a 15-year triple-net lease, which commenced on such date.

•	Approximately 66.5% of our portfolio’s net rental revenue(2) was generated by investment grade-rated companies(3).

•
Total acquisition value and portfolio square footage increased by approximately 51% and 33%, respectively, since December 31, 2014. The total capitalization of our portfolio as of September 30, 2015 was approximately $3.3 billion(4).

•	Our weighted average remaining lease term was approximately 7.5 years with average annual rent increases of approximately 2.1%.

•
Modified funds from operations, or MFFO, to common stockholders as defined by the Investment Program Association (IPA), was approximately $36.9 million for the quarter, representing year-over-year growth of approximately 121% for the same quarter in 2014. Funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), was approximately $33.1 million and $13.8 million for the quarters ended September 30, 2015 and 2014, respectively. (Please see financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.)

Significant Events Subsequent to September 30, 2015

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On October 22, 2015, our Board of Directors approved an estimated value per share of common stock of $10.40(5), based on our estimated value of assets less the estimated value of liabilities, or net asset value, divided by the number of shares outstanding on a fully diluted basis as of September 30, 2015. See our Form 8-K filed on October 28, 2015 for more details.

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On November 5, 2015, we redeemed the remaining outstanding Preferred Units pursuant to the terms of the purchase agreement with an affiliate of Starwood Property Trust (“Starwood”), under which Starwood previously provided a $250.0 million equity investment.

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of October 31, 2015, of 72 office and industrial distribution properties totaling approximately 17.3 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.3 billion. The REIT’s sponsor, Griffin Capital Corporation (“Griffin Capital”), is a privately-owned investment and asset management company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience collectively encompassing over $21 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 43 million square feet of space since 1995. As of October 31, 2015, Griffin Capital and its affiliates currently own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 27 million square feet of space, located in 29 states, and 0.1 million square feet located in the United Kingdom, representing approximately $4.8 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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1 Includes the property information related to the acquisition of an 80% ownership interest in the Digital Realty joint venture.
2 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2015 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
3 Investment grade tenants are those of either tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings. Of the 66.5% net rent, 64.4% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 2.1% being from a non-NRSRO, but having a rating that is equivalent to a NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.
4 Total capitalization includes the outstanding debt balance, plus total equity raised and issued, including operating partnership units.
5 Limitations on Estimated Value Per Share: The estimated value per share was based on a number of assumptions and estimates that may not be accurate or complete. The estimated value per share is provided solely to assist broker-dealers in meeting their customer account statement reporting obligations. The methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of assets or liabilities according to GAAP.  Accordingly, with respect to the estimated value per share, we can give no assurance that: (1) a stockholder would be able to resell his or her shares at this estimated value; (2) a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the company; (3) our shares of common stock would trade at the estimated value per share on a notional securities exchange; (4) an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or (5) the methodology used to estimate our estimated value per share would be acceptable to FINRA or for other compliance with ERISA reporting requirements.  Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in our share redemption program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by us.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$28,222	$68,915
Restricted cash	19,720	40,752
Restricted cash - real estate funds held for exchange	21,153	10,105
Real estate:
Land	355,833	250,078
Building and improvements	1,957,461	1,178,751
Tenant origination and absorption cost	515,970	359,416
Construction in progress	967	35,650
Total real estate	2,830,231	1,823,895
Less: accumulated depreciation and amortization	(178,770)	(102,883)
Total real estate, net	2,651,461	1,721,012
Real estate assets and other assets held for sale, net	68,504	96,862
Investments in unconsolidated entities	58,682	66,249
Intangible assets, net	36,491	23,621
Deferred rent	26,007	15,619
Deferred financing costs, net	13,554	11,791
Real estate acquisition deposits	3,000	—
Other assets, net	16,795	10,521
Total assets	$2,943,589	$2,065,447
LIABILITIES AND EQUITY
Debt:
Mortgages payable, plus unamortized premium of $1,623 and $1,858, respectively	$323,955	$325,696
Unsecured Term Loan (May 2014)	—	300,000
Term Loan (July 2015)	640,000	—
Revolver Loan (July 2015)	353,225	—
Total debt	1,317,180	625,696
Restricted reserves	11,965	37,050
Interest rate swap liability	14,664	—
Accounts payable and other liabilities	61,109	41,518
Distributions payable	6,275	5,083
Due to affiliates	5,317	1,851
Below market leases, net	45,634	40,394
Liabilities of real estate assets held for sale	2,576	3,906
Total liabilities	1,464,720	755,498
Commitments and contingencies (Note 10)
Preferred units subject to redemption, 6,079,766 and 24,319,066 units eligible towards redemption as of September 30, 2015 and December 31, 2014, respectively	63,631	250,000
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of September 30, 2015 and December 31, 2014	23,016	12,543
Common stock subject to redemption	88,517	56,421
Stockholders’ equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; no shares outstanding as of September 30, 2015 and December 31, 2014	—	—
Common Stock, $0.001 par value; 700,000,000 shares authorized; 174,750,370 and 129,763,016 shares outstanding as of September 30, 2015 and December 31, 2014, respectively	1,392	1,326
Additional paid-in capital	1,549,837	1,128,318
Cumulative distributions	(181,487)	(104,429)
Accumulated deficit	(65,034)	(51,285)
Accumulated other comprehensive loss	(15,324)	(423)
Total stockholders’ equity	1,289,384	973,507
Noncontrolling interests	14,321	17,478
Total equity	1,303,705	990,985
Total liabilities and equity	$2,943,589	$2,065,447

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Rental income	$65,885	$42,659	$160,233	$120,277
Property expense recoveries	16,964	9,972	39,392	27,631
Total revenue	82,849	52,631	199,625	147,908
Expenses:
Asset management fees to affiliates	5,448	3,382	13,508	8,845
Property management fees to affiliates	2,265	1,446	5,383	3,986
Property operating expense	10,971	8,465	26,042	22,238
Property tax expense	9,813	6,665	24,548	17,671
Acquisition fees and expenses to non-affiliates	288	596	1,133	3,482
Acquisition fees and expenses to affiliates	6,206	5,742	28,477	22,657
General and administrative expenses	1,858	998	4,916	4,192
Depreciation and amortization	34,638	19,005	76,521	51,104
Total expenses	71,487	46,299	180,528	134,175
Income from operations	11,362	6,332	19,097	13,733
Other income (expense):
Interest expense	(11,186)	(5,840)	(23,006)	(18,704)
Other income	145	86	809	279
Loss from investment in unconsolidated entities	(431)	(197)	(1,177)	(177)
Gain from sale of depreciable operating property	4,115	—	7,728	—
Net income (loss)	4,005	381	3,451	(4,869)
Distributions to redeemable preferred unit holders	(1,198)	(4,792)	(8,789)	(14,219)
Preferred units redemption premium	(1,131)	—	(8,560)	—
Less: Net (income) loss attributable to noncontrolling interests	(41)	147	417	701
Net income (loss) attributable to controlling interest	1,635	(4,264)	(13,481)	(18,387)
Distributions to redeemable noncontrolling interests attributable to common stockholders	(91)	(90)	(268)	(265)
Net income (loss) attributable to common stockholders	$1,544	$(4,354)	$(13,749)	$(18,652)
Net income (loss) attributable to common stockholders per share, basic and diluted	$0.01	$(0.03)	$(0.09)	$(0.17)
Weighted average number of common shares outstanding, basic and diluted	173,987,254	127,701,177	148,467,065	106,770,021

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Modified Funds from Operations to Common Stockholders
(Unaudited)
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, we evaluate events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, we assess whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.
We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

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Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio.

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Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at MFFO as a means of determining operating results of our portfolio.

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Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from our Primary Public Offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Public Offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

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Financed termination fee. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in MFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in MFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in MFFO.

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Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are capitalized as a component of total assets on the consolidated balance sheets and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management will no longer consider the effect of amortization of these financing costs in operating models and also believes that this loss is considered an isolated event not associated with our operations, and therefore, deems this write off to be an exclusion from MFFO.

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Preferred units redemption premium. Preferred units were issued as a partial source of capital to acquire properties. As a term of the purchase agreement, we paid issuance costs to the investor that were capitalized as a component of equity on the consolidated balance sheets. Further, the purchase agreement allows us to exercise our right to redeem the outstanding preferred units, and, in doing so, we will be obligated to pay a redemption fee. In conjunction with the redemption, GAAP requires us to write off the issuance costs on a proportional basis of the redeemed preferred units to the total amount of preferred units issued. The write off of the issuance costs would be reflected on the statement of operations as a loss due to preferred unit redemptions. Management believes the loss, similar to the extinguishment of debt, is considered an isolated event not associated with our continuing operations, and therefore, deems it an exclusion from MFFO.

For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the three and nine months ended September 30, 2015 and 2014 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$4,005	$381	$3,451	$(4,869)
Adjustments:
Depreciation of building and improvements	12,616	7,575	30,106	19,880
Amortization of leasing costs and intangibles	22,015	11,423	46,394	31,204
Equity interest of depreciation of building and improvements - unconsolidated entities	623	15	1,849	43
Equity interest of amortization of intangible assets - unconsolidated entities	1,200	16	3,600	48
Gain from sale of depreciable operating property	(4,115)	—	(7,728)	—
FFO	$36,344	$19,410	$77,672	$46,306
Distributions to redeemable preferred unit holders	(1,198)	(4,792)	(8,789)	(14,219)
Distributions to noncontrolling interests	(868)	(868)	(2,575)	(2,551)
Preferred units redemption premium	(1,131)	—	(8,560)	—
FFO, adjusted for redeemable preferred and noncontrolling interest distributions and preferred units redemption premium	$33,147	$13,750	$57,748	$29,536
Reconciliation of FFO to MFFO:
Adjusted FFO	$33,147	$13,750	$57,748	$29,536
Adjustments:
Acquisition fees and expenses to non-affiliates	288	596	1,133	3,482
Acquisition fees and expenses to affiliates	6,206	5,742	28,477	22,657
Revenues in excess of cash received (straight-line rents)	(4,932)	(3,053)	(11,368)	(8,119)
Amortization of above/(below) market rent	(1,092)	(552)	(2,147)	233
Amortization of ground leasehold interests (below market)	7	7	21	20
Revenues in excess of cash received (financed termination fee)	—	—	—	(7,125)
Financed termination fee payments received	267	253	790	793
Loss on extinguishment of debt - write-off of deferred financing costs	1,367	—	1,367	1,755
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	(244)	(89)	(911)	(100)
Equity interest of amortization of above/(below) market rent - unconsolidated entities	750	5	2,250	16
Preferred units redemption premium	1,131	—	8,560	—
MFFO to common stockholders	$36,895	$16,659	$85,920	$43,148